POWER OF ATTORNEY

Each of the undersigned officers and Trustees of Marketocracy Funds (the “Trust”) hereby appoints each of Kendrick W. Kam and Peter Chappy as the undersigned’s attorney-in-fact and agent, with the power, to execute, and to file any of the documents referred to below relating to the initial and continuing registration of the Trust as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the registration of the Trust’s securities under the Securities Act of 1933, as amended (the “Securities Act”) including without limitation the Trust’s Registration Statements on Form N-8A, N-1A or Form N-14, any and all amendments thereto, including all exhibits and any documents required to be filed with respect thereto with any regulatory authority, including without limitation applications for exemptive order rulings and proxy materials.  Each of the undersigned grants to each said attorney full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as the undersigned could do if personally present, thereby ratifying all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Each of the undersigned officers and Trustees hereby executes this Power of Attorney as of this 21st day of September, 2009.

Name	Title
________________________ Kendrick W. Kam	President, Treasurer, Trustee
________________________ Thomas Shannon	Trustee
________________________ Arthur L. Roth	Trustee
_______________________ Ashley E. Boren	Trustee